Exhibit B-4

     Exhibit F to the Master Separation and Distribution
                          Agreement

               TRANSITIONAL SERVICES AGREEMENT



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               TRANSITIONAL SERVICES AGREEMENT



                           BETWEEN



                   ALLEGHENY ENERGY, INC.



                             AND



                       [SUPPLY HOLDCO]


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                      TABLE OF CONTENTS


                          ARTICLE 1
                         DEFINITIONS


                          ARTICLE 2
                TRANSITION SERVICE SCHEDULES


                          ARTICLE 3
                          SERVICES

SECTION 3.1  SERVICES GENERALLY                        3
SECTION 3.2  SERVICE PARAMETERS                        3
SECTION 3.3  IMPRACTICABILITY                          3
SECTION 3.4  ADDITIONAL RESOURCES                      3
SECTION 3.5  ADDITIONAL SERVICES                       3
SECTION 3.6  FURTHER OBLIGATIONS AS TO SERVICES        3
SECTION 3.7  SERVICE REPRESENTATIVES                   4

                          ARTICLE 4
                            TERM


                          ARTICLE 5
                        COMPENSATION

SECTION 5.1  CHARGES FOR SERVICES                      5
SECTION 5.2  PAYMENT TERMS                             5
SECTION 5.3  PERFORMANCE UNDER ANCILLARY AGREEMENTS    5
SECTION 5.4  ERROR CORRECTION; TRUE-UPS; ACCOUNTING    5
SECTION 5.5  PRICING ADJUSTMENTS                       5

                          ARTICLE 6
            GENERAL OBLIGATIONS; STANDARD OF CARE

SECTION 6.1  PERFORMANCE METRICS:  SERVICE PROVIDER    6
SECTION 6.2  DISCLAIMER OF WARRANTIES                  6
SECTION 6.3  PERFORMANCE METRICS:  SERVICE RECIPIENT   6
SECTION 6.4  TRANSITIONAL NATURE OF SERVICES; CHANGES  6
SECTION 6.5  RESPONSIBILITY FOR ERRORS; DELAYS         6
SECTION 6.6  GOOD FAITH COOPERATION; CONSENTS          7

                          ARTICLE 7
                      EARLY TERMINATION

SECTION 7.1  EARLY TERMINATION                         7
SECTION 7.2  SURVIVAL                                  7


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                          ARTICLE 8
              RELATIONSHIP BETWEEN THE PARTIES


                          ARTICLE 9
                        SUBCONTRACTORS


                         ARTICLE 10
                    INTELLECTUAL PROPERTY


                         ARTICLE 11
             ENGINEERING AND TECHNICAL SERVICES

SECTION 11.1 ENGINEERING AND TECHNICAL SERVICES                8
SECTION 11.2 PROFESSIONAL RESPONSIBILITY REGARDING ENGINEERING
             AND TECHNICAL SERVICES                            9
SECTION 11.3 APPLICABLE LAWS AND REGULATIONS                   9
SECTION 11.4 INSURANCE                                         9
SECTION 11.5 REUSE OF DOCUMENTS                               10
SECTION 11.6 NON-RESTRICTIVE RELATIONSHIP                     10

                         ARTICLE 12
                       CONFIDENTIALITY


                         ARTICLE 13
                   LIMITATION OF LIABILITY


                         ARTICLE 14
                        FORCE MAJEURE


                         ARTICLE 15
                     DISPUTE RESOLUTION


                         ARTICLE 16
                        MISCELLANEOUS

SECTION 16.1 ENTIRE AGREEMENT                                       11
SECTION 16.2 EXISTING SERVICES AGREEMENT                            11
SECTION 16.3 GOVERNING LAW                                          11
SECTION 16.4 DESCRIPTIVE HEADINGS                                   12
SECTION 16.5 NOTICES                                                12
SECTION 16.6 NONASSIGNABILITY; THIRD-PARTY BENEFICIARIES            12
SECTION 16.7 SEVERABILITY                                           13
SECTION 16.8 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE  13
SECTION 16.9 AMENDMENT                                              13


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               TRANSITIONAL SERVICES AGREEMENT

     TRANSITIONAL SERVICES AGREEMENT (the "Agreement") dated as of ________, 2001, between Allegheny Energy, Inc., a Maryland corporation ("Allegheny"), and [_____________], a Maryland corporation ("Supply Holdco"; Allegheny and Supply Holdco each being referred to herein individually as a "Party," and collectively as the "Parties").

                          RECITALS

     WHEREAS, the Board of Directors of Allegheny has determined that it is in the best interest of Allegheny and its stockholders to separate Allegheny's existing businesses into two independent businesses;

     WHEREAS, pursuant to such determination, Allegheny and Supply Holdco have entered into a Master Separation
Agreement (as defined below), which provides, among other things, for the separation of Allegheny and Supply Holdco, the transfer between Allegheny and Supply Holdco of certain assets and liabilities, the initial public offering of Supply Holdco common stock, the distribution of such common stock and the execution and delivery of certain other agreements in order to facilitate the foregoing; and

     WHEREAS, in connection with the foregoing, the parties desire to enter into this Agreement to provide for the continuation of certain services currently provided by each party to the other.

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                          ARTICLE 1
                         DEFINITIONS

     For purposes of this Agreement, the following capitalized terms shall have the meanings specified herein.
Capitalized terms used in this Agreement and not otherwise defined shall have the meanings for such terms set forth in the Master Separation Agreement:

     "Additional Services" shall have the meaning set forth in Section 3.5.

     "AE Supply" means Allegheny Energy Supply Company, LLC, a Delaware limited liability company that was merged into Supply Holdco with Supply Holdco as the surviving entity.

     "Confidential Disclosure Agreement" shall mean the Confidential Disclosure Agreement between Allegheny and
Supply Holdco.

     "Engineering and Technical Services" shall have the meaning set forth in Section 11.1.


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     "Existing Authority" shall have the meaning set forth
in Section 16.2.

     "Existing Services Agreement" shall have the meaning set forth in Section 16.2.

     "Expiration Date" shall have the meaning set forth in
Article 4.

     "Force Majeure" shall have the meaning set forth in
Article 14.

     "Impracticable" shall have the meaning set forth in
Section 3.3.

     "Intellectual Property Ownership Agreement" means the
Intellectual Property Ownership Agreement between Allegheny and Supply Holdco.

     "Master Separation Agreement" means the Master
Separation and Distribution Agreement between Allegheny and
Supply Holdco.

     "Senior Representative" shall have the meaning set forth in Section 3.7.

     "Service(s)" shall have the meaning set forth in
Section 3.1.

     "Service Representative" shall have the meaning set forth in Section 3.7.

     "Subcontractor" shall have the meaning set forth in
Article 9.

     "Subsidiary" means with respect to any specified
Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. For purposes of this Agreement, Supply Holdco shall be deemed not to be a subsidiary of Allegheny.

     "Transition Service Schedule" shall have the meaning set forth in Article 2.

     "Warranty" shall have the meaning set forth in
Section 11.2(a).

                         ARTICLE 2
                TRANSITION SERVICE SCHEDULES

     This Agreement will govern individual transitional services as requested by Supply Holdco and its Subsidiaries and provided by Allegheny and its Subsidiaries, or as requested by Allegheny and its Subsidiaries and provided by Supply Holdco and its Subsidiaries, the details of which shall be set forth in the Transition Service Schedules attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a transition service schedule in the form attached hereto as Annex A (each such executed schedule, a "Transition Service Schedule").

     The Parties shall set forth the terms for each Service on the applicable Transition Service Schedule, which may include, but are not limited to, the time period during which the Service will be provided (if different from the term of this Agreement determined pursuant to Article 4


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hereof); a description of the Service to be provided; and
the estimated charge(s), if applicable, for the Service and any other terms applicable thereto. Obligations under each Transition Service Schedule shall be effective upon the later of the execution of this Agreement or the execution of the respective Transition Service Schedule. Transition Service Schedules may be revised by the Parties by mutual consent. Any reference to this Agreement shall be deemed to include all the Transition Service Schedules.

                          ARTICLE 3
                          SERVICES

     3.1 Services Generally. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, the Parties shall provide or cause to be provided the service(s) described in the Transition Service Schedule(s) attached hereto, beginning on the Separation Date. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services and Engineering and Technical Services) shall be referred to herein as "Services."

     3.2  Service Parameters.  (i) The Parties shall provide the
Services only to the extent and under the personnel availability conditions such Services are being provided immediately prior to the Separation Date unless otherwise agreed and set forth in a Transition Service Schedule; and
(ii) the Services will be available only for purposes of conducting the businesses of the Parties substantially in the manner they were conducted prior to the Separation Date.

     3.3 Impracticability. A Party shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of that Party, or to the extent the performance of such Services would require the Party to violate any applicable laws, rules or regulations or would result in the breach of any agreement or other applicable contract.

    3.4 Additional Resources. In providing the Services, neither of the Parties shall be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or materials; or (iv) pay any costs related to the transfer or conversion of the other Party's data to that Party or any alternate supplier of Services.

    3.5 Additional Services. From time to time after the Separation Date, the Parties may agree to identify additional Services to be provided in accordance with the terms of this Agreement (the "Additional Services"). In such event, the Parties shall execute additional Transition Service Schedules for such Additional Services pursuant to
Article 2.

   3.6 Further Obligations As To Services. Subject to the provisions of Sections 3.2, 3.3 and 3.4 and otherwise except as set forth in the next sentence, a Party shall perform, at a charge determined using the principles for determining charges under Section 5.1, any Service that: (a) was provided by such Party immediately prior to the Separation Date and which was inadvertently or unintentionally omitted from the list of Services included in Transition Service Schedules executed at the time of execution of this Agreement, or (b) is essential to effectuate an orderly transition under the Master Separation Agreement, unless in either such case such performance would significantly disrupt such Party's operations or materially increase the scope of its responsibility under this Agreement. If a Party reasonably believes the performance of Services requested under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Parties shall negotiate in good faith to establish terms under which such Services can be provided, but a Party shall not be obligated to provide such Services if, following good faith negotiation, it is unable to reach agreement on such terms.

    3.7 Service Representatives. The Parties shall each appoint a representative with respect to each Service (each a "Service Representative"), which Service Representative shall coordinate the requesting, scheduling and delivery of such Service. Unless otherwise indicated on the Transition Service Schedule for a Service, the Party's respective Service Representatives for such Service shall be the persons set forth on Schedule 3.7 as being responsible for such Service (each such person being a "Senior Representative"). Each Senior Representative shall additionally be responsible for the replacement or substitution, as necessary, of any Service Representatives for such Senior Representative's assigned Services, and shall coordinate any requests for changes in the scope of such Services, or for the provision of any additional related Services, with such Senior Representative's counterpart with the other Party. Either Party may nominate a substitute Service Representative for itself with respect to a Service at any time upon reasonable notice to the other Party. Any request for a Service made by Supply Holdco through any person other than Supply Holdco's Senior Representative or Service Representative with respect to such Service shall not be binding upon Allegheny.

                          ARTICLE 4
                            TERM

     The term of this Agreement shall commence on the Separation Date and shall remain in effect until two (2) years after the Separation Date (the "Expiration Date"), unless earlier terminated under Article 7. This Agreement may be amended by the Parties in writing, either in whole or with respect to one or more of the Services. At least six
(6) months prior to the Expiration Date, the Parties shall give each other written notice, in accordance with the provisions of Section 16.5, of a request to extend the term of the Agreement in respect of any Services. In addition, the Parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion or termination date beyond the Expiration Date. The Parties may agree on an earlier expiration date with respect to a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.


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                          ARTICLE 5
                        COMPENSATION

     5.1 Charges For Services. Prior to the Distribution Date, charges for Services shall be based upon the full cost of providing the Services, including direct costs and indirect costs. On and after the Distribution Date, charges for Services shall be based upon the greater of (a) the full cost of providing the Services, including direct costs and indirect costs, and (b) the market value of such Services.
The Parties shall pay each other the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5 hereof. The Parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition
Service Schedule for such Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

     5.2 Payment Terms. The Parties shall bill monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Payment shall be made for all Services provided hereunder within thirty (30) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 18% per annum or the maximum rate allowed by law.

     5.3  Performance Under Ancillary Agreements.
Notwithstanding anything to the contrary contained herein, a Party shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Master Separation Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Master Separation Agreement or such other Ancillary Agreement.

     5.4 Error Correction; True-Ups; Accounting. The Parties shall reasonably agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between Parties, or the discovery of errors or omissions in charges, as well as for a true-up of amounts owed. In no event shall such processes and procedures extend beyond two
(2) years after completion of a Service.

     5.5 Pricing Adjustments. In the event of a tax or regulatory audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing or regulatory authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the Parties, including any of the Parties' subcontractors providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.5 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the

Parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section
5.2, or a credit against amounts owed under this Agreement.

                          ARTICLE 6
            GENERAL OBLIGATIONS; STANDARD OF CARE

     6.1 Performance Metrics: Service Provider. Subject to Sections 3.2, 3.3, 3.4 and any other terms and conditions of this Agreement, the Party providing a Service shall perform its obligations hereunder in a commercially reasonable manner. Specific performance metrics for such Party's provision of a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, the Party providing a Service shall use reasonable efforts to provide such Service in accordance with its policies, procedures and practices in effect before the Separation Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

    6.2  DISCLAIMER OF WARRANTIES.  EXCEPT AS OTHERWISE
EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO WARRANTIES,
EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO
THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER
DELIVERABLES PROVIDED BY IT HEREUNDER.

    6.3 Performance Metrics: Service Recipient. Specific performance metrics for the Party receiving a Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, the receiving Party shall use reasonable efforts, in connection with receiving such Services, to follow the policies, procedures and practices in effect before the Separation Date, including providing information and documentation sufficient for the performing Party to perform such Service as it was performed before the Separation Date and making available, as reasonably requested, sufficient resources and timely decisions, approvals and acceptances in order that the performing Party may accomplish its obligations hereunder in a timely manner.

    6.4 Transitional Nature Of Services; Changes. The Parties acknowledge the transitional nature of the Services and agree that a performing Party may make changes from time to time in the manner of performing the Services if it is making similar changes in performing similar services for itself and its Subsidiaries and if the performing Party furnishes to the receiving Party thirty (30) days written notice regarding such changes.

    6.5  Responsibility For Errors; Delays.  A performing
Party's sole responsibility to a receiving Party:

     (a) for errors or omissions in Services (except for Engineering and Technical Services provided for in Article
  11) shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the receiving Party; provided, the receiving Party must promptly advise the performing Party of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.3; and

     (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Sections 3.2, 3.3 and 3.4, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

      6.6 Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services.
Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder
(including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the receiving Party. Each Party will maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations and cooperate with the other Party in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

                          ARTICLE 7
                      EARLY TERMINATION

     7.1 Early Termination. A performing Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to the receiving Party hereunder, for any reason or for no reason, at any time upon one hundred eighty (180) days' prior written notice to the receiving Party. A performing Party may terminate this Agreement if the receiving Party fails to pay any amount which is due and payable in respect of any Service in accordance with the provisions of Section 5.2 hereof, and the receiving Party does not cure such breach within ten (10) days after being given notice of such breach; provided, however, that the receiving Party may request that the Parties engage in a dispute resolution negotiation as specified in Article 15 below prior to termination for breach. In addition, subject to the provisions of Article 15 below, either Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service (other than for nonpayment) and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach; provided, however, that the non-terminating Party may request that the Parties engage in a dispute resolution negotiation as specified in
Article 15 below prior to termination for breach.

     7.2 Survival. In the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services that have not been terminated. Articles 5, 6, 12, 13, 14, 15 and 16 shall in any event survive any termination of this Agreement in accordance with their terms.

                          ARTICLE 8
              RELATIONSHIP BETWEEN THE PARTIES

     The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other. Each Party will be solely responsible for the payment of any employment-related taxes, insurance premiums or other employment benefits in respect of the performance of Services by that Party's personnel under this Agreement. A receiving Party shall grant the performing Party's personnel access to sites, systems and information (subject to the provisions of confidentiality in the Confidential Disclosure Agreement) as necessary to perform its obligations hereunder. A receiving Party shall inform the performing Party's personnel of, and the performing Party shall use reasonable efforts to cause its personnel to obey, any and all security regulations and other published policies of the receiving Party.

                          ARTICLE 9
                       SUBCONTRACTORS

     A Party may engage a Subcontractor to perform all or any portion of its duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of the Confidential Disclosure Agreement, and provided further that the performing Party remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform any Service hereunder, other than the Parties and their Subsidiaries.

                         ARTICLE 10
                    INTELLECTUAL PROPERTY

     Except as otherwise set forth herein, the terms of the Intellectual Property Ownership Agreement between the
Parties shall govern the use and ownership of any Supply IP
(as defined therein) and any patents, trademarks, or other intellectual property transferred, licensed used or created in connection with the Services or otherwise under this Agreement.

                         ARTICLE 11
             ENGINEERING AND TECHNICAL SERVICES

      11.1 Engineering and Technical Services. Pursuant to the terms of this Agreement, the Parties may provide certain engineering, technical and consulting Services to each other from time to time in connection with the development, construction, ownership, maintenance and operation of electric generating, transmission and distribution facilities, including, but not limited to, technical and field services, engineering and generation technical services, fuel procurement and related services and environmental services (the "Engineering and Technical Services"); provided, however, that a Party shall not be required to provide any Engineering and Technical Service if the provision of such Engineering and Technical Service, in that Party's reasonable discretion, would be in violation of its fiduciary duties to its shareholders or customers.

      11.2 Professional Responsibility Regarding Engineering and
Technical Services.

     (a) Standard of Care/Warranty. In the performance of Engineering and Technical Services under this Agreement, a performing Party shall exercise due care to assure that the Services are provided in a workmanlike manner, and that such Services meet the standards and specifications set forth in the applicable Transition Service Schedule. The Parties hereby warrant that all Engineering and Technical Services provided hereunder will comply with the foregoing standard of care (the "Warranty").

    (b) Warranty Cure. If a receiving Party discovers that any part of the Engineering and Technical Services fail to meet the Warranty, it will notify the performing Party of such failure. The performing Party's sole obligation for failing to meet the Warranty shall be to reperform or cause to be reperformed the Engineering and Technical Services thereunder at cost (direct cost plus indirect costs) such that they fully comply with the Transitional Service
  Schedule and applicable laws and regulations. The receiving Party will bear all costs and expenses incurred by the performing Party in association with curing any warranted Engineering and Technical Services, except where the failure to meet the Warranty with respect to any Engineering and Technical Services is due to any willful misconduct on the part of the performing Party or its employees, agents, contractors or subcontractors, in which case such costs and expenses shall be borne by the performing Party. The performing Party makes no other warranties with respect to its performance of the Services, and the receiving Party agrees to accept such services without further warranties of any nature.

      11.3 Applicable Laws and Regulations. The performing Party shall comply with applicable national, federal, provincial, state and local laws, decrees, regulations and ordinances (including without limitation those of any local jurisdiction in which Engineering and Technical Services are performed) including, without limitation, those pertaining to the environment, health, safety, sanitary facilities, waste disposal and other matters applicable to or affecting the performance of Engineering and Technical Services that are published and in effect at the time particular
Engineering and Technical Services are rendered. The receiving Party shall inform the performing Party of, and the performing Party shall ensure that its employees, agents and subcontractors comply with, site rules and regulations while on the premises of any property or project of the receiving Party.

      11.4 Insurance. During the course of performance of any Engineering and Technical Services following the Distribution Date, the performing Party will obtain and maintain in full force and effect insurance substantially in accordance with, and meeting the requirements set forth in,
Schedule 11.4 attached hereto. At or prior to commencement of any Engineering and Technical Services, the performing Party shall furnish the receiving Party with a written certificate from its insurers, addressed to the receiving Party, indicating the existence of the performing Party's insurance coverage, the amount and nature of such coverage, and the expiration date(s) of each policy. The certificate also shall include a provision requiring the performing Party's insurers to give the receiving Party at least thirty
(30) days' written notice prior to the cancellation, nonrenewal or material alteration of any policy.

     11.5 Reuse of Documents. All documents, including drawings and specifications, prepared and furnished by a performing
Party to the receiving Party pursuant to this Agreement shall be the property of the receiving Party; provided, however, that such documents are not intended or represented to be suitable for reuse by the receiving Party or others on any other project. The receiving Party may not reuse or adapt such documents on or for other projects without the written consent of the performing Party; provided, further, that any such reuse or adaptation by the receiving Party, with the consent of the performing Party, will be at the receiving Party's sole risk and without liability or legal exposure to the performing Party.

     11.6 Non-Restrictive Relationship.  Nothing in this
Agreement will be construed to preclude a receiving Party from independently developing, acquiring or obtaining
Engineering and Technical Services or related documents which may perform the same or similar functions as the Engineering and Technical Services or related documents provided by the performing Party.

                         ARTICLE 12
                       CONFIDENTIALITY

     The terms of the Confidential Disclosure Agreement between the Parties shall apply to any Confidential
Information (as defined therein) which is the subject matter of this Agreement.

                         ARTICLE 13
                   LIMITATION OF LIABILITY

     NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT.

                         ARTICLE 14
                        FORCE MAJEURE

     Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of the receiving Party to make payments to the performing Party pursuant to Article 5 hereof for services rendered, if such failure or delay is caused solely by Force Majeure. "Force Majeure" includes, without limitation, any act of God or the public enemy; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or labor or material shortage; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war or rebellion; any action or restraint by court order or public or governmental authority or lawfully established civilian authorities, or any other circumstance or event beyond the reasonable control of the Party relying upon such circumstance or event.

                         ARTICLE 15
                     DISPUTE RESOLUTION

     Any dispute or claim arising out of or related to this Agreement shall be resolved in accordance with the dispute resolutions procedures set forth in Section 6.7 of the Master Separation Agreement.

                         ARTICLE 16
                        MISCELLANEOUS

     16.1 Entire Agreement. This Agreement, the Master Separation Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     16.2 Existing Services Agreement. The Parties acknowledge that Subsidiaries of Allegheny are currently authorized to provide the services contracted for herein to AE Supply and its Subsidiaries and, more specifically, that Allegheny
Energy Service Company, a Subsidiary of Allegheny, is authorized to provide the services identified herein, directly and indirectly, to AE Supply pursuant to an Agreement dated November 12, 1999 (the "Existing Service Agreement"), all subject to certain conditions established by applicable government regulations, orders, and approvals ("Existing Authority"). The Parties intend to implement this Agreement consistent with and to the extent permitted by Existing Authority and to cooperate toward obtaining and maintaining in effect such governmental agency consents, orders or approvals as may be required in order to implement this Agreement as fully as possible in accordance with its terms for the stated term. After the Separation Date and upon receipt of and applicable regulatory approvals and consents, the Existing Services Agreement shall be superseded by this Agreement to the extent permitted under the Existing Authority.

     16.3 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of Maryland. Any state court sitting in _______ County, Maryland and/or the United States District Court for the _______District of Maryland shall have jurisdiction and venue over all Disputes between the Parties that are permitted to be brought in a court of law pursuant to Article 15 above.

     16.4 Descriptive Headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

    16.5 Notices. Notices, offers, requests, or other communications required or permitted to be given by either
Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

          if to Allegheny, to:
               Allegheny Energy, Inc.
               800 Cabin Hill Drive
               Greensburg, PA  15601
               Attention: General Counsel

          if to Supply Holdco, to:
               [                       ]
               10435 Downsville Pike
               Hagerstown, MD 21740
               Attention: General Counsel

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     16.6 Nonassignability; Third-Party Beneficiaries. Except as specifically permitted under Article 9 above, neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement without the other Party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other Party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.
This Agreement, including the Transition Service Schedules and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     16.7 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     16.8 Failure Or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     16.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties to such agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Transitional Services Agreement to be executed in duplicate originals by its duly authorized representatives.


ALLEGHENY ENERGY, INC.        [_____________________]


By:                           By:
_____________________________ _____________________________
Name:                         Name:
Title:                        Title:

                                                     ANNEX A

                TRANSITION SERVICES SCHEDULE

1.  Transition Services Schedule #: ___

2.  Functional Area: __ (From list on following pages) ________________

3. Start/End Date:  The Services start on the Distribution
Date and end on the date set forth in the Transitional
Services Agreement unless other start date is indicated below.

     Alternative start date (if applicable): ______________________

4. Summary of Services (Describe the service to be provided.)

     Service             Description of Service

(Note: One schedule per service. Below is the master list of the services that may be requested)

     Accounting Services
     Tax Services
     Auditing Services
     Energy Procurement Services
     Engineering and Technical Services
     Construction
     Chem Lab
     R&D Services
     Environmental Services
     Operations
     Intellectual Property
     Information Technology
     Legal Services
     Treasury Services
     Human Resources Services
          Security
          Payroll
          Recruiting
          IT
     Communications Services
     Purchasing/Procurement
     Risk Management
     Customer Services
     Facilities
          Management
          Maintenance
          Operation Services
          Generating Facilities

          Non-Generating Facilities
     Telecommunications Services
     Vehicle Maintenance
     Other Services

5. Service Locations. List services to be provided per location and site: (List all the services to be provided at each site. Start Date and End Date may differ from Section 3.)

     Location      Site      Service(s)   Start Date       End Date

6. Compensation for Services. (Note: For Allegheny the minimum charge to Supply Holdco should be cost plus return on investment / maximum as agreed to by the parties. For supply Holdco it is unlikely the SEC will permit charges to Allegheny in excess of the cost of Allegheny performing the service internally).

7.  Contract Administrator / Senior Service Representative.

For:                          For:
Allegheny Energy, Inc.        Supply Holdco:

___________________________   ___________________________

Upon execution of this Transition Service Schedule by both
Parties, this Transition Service Schedule is hereby deemed incorporated into and made part of that certain Transitional
Services Agreement.

For:                          For:
ALLEGHENY ENERGY, INC.        SUPPLY HOLDCO, INC.


By:__________________________ By:__________________________
      (Authorized Signature)        (Authorized Signature)

Date: _____________________   Date: _______________________

Name: _______________________ Name: _______________________

Title: ______________________ Title: ______________________

                        Schedule 3.7
               Senior Service Representatives

Allegheny Energy, Inc.        Senior Service Representative


Accounting Services           _____________________________

Tax Services                  _____________________________

Auditing Services             _____________________________

Energy Procurement Services   _____________________________

Engineering and Technical     _____________________________
Services
Intellectual Property         _____________________________

Information Technology        _____________________________

Legal Services                _____________________________

Treasury Services             _____________________________

Human Resources Services      _____________________________

Communications Services       _____________________________

Facilities Management, Maintenance and Operation Services
     Generating Facilities    _____________________________

     Non-Generating Facilities_____________________________

Telecommunications Services   _____________________________

Vehicle Maintenance           _____________________________

Other Services                _____________________________

Supply Holdco, Inc.           Senior Service Representative

Accounting Services           _____________________________

Tax Services                  _____________________________

Auditing Services             _____________________________

Energy Procurement Services   _____________________________

Engineering and Technical     _____________________________
Services

Intellectual Property         _____________________________

Information Technology        _____________________________

Legal Services                _____________________________

Treasury Services             _____________________________

Human Resources Services      _____________________________

Communications Services       _____________________________

Facilities Management, Maintenance and Operation Services

     Generating Facilities    _____________________________

     Non-Generating Facilities_____________________________

Telecommunications Services   _____________________________

Vehicle Maintenance           _____________________________

Other Services                _____________________________

                        Schedule 11.4
                   Insurance Requirements

                        Schedule 16.2
          Existing Engineering Services Agreements

                     (To be determined)